Exhibit 10.15
AMENDMENT TO EMPLOYMENT OFFER LETTER AGREEMENT
     THIS AMENDMENT, dated and effective as of December 22, 2009, by and among Ensco International Incorporated (hereinafter referred to as the “Company”) and Daniel W. Rabun, (hereinafter referred to as the “Executive”).
W I T N E S S E T H:
     WHEREAS, on February 6, 2006, the Company entered into an Employment Offer Letter Agreement with the Executive in connection with the Executive’s appointment as the President and a member of the Board of Directors of the Company, in each case effective on or about March 31, 2006 (the “Letter Agreement”), pursuant to which the Executive will be entitled to a specified severance payment in the event of his involuntary termination other than for cause, or his actual or constructive termination other than for cause within two years following a change in control of the Company; and
     WHEREAS, the Company and the Executive desire to amend the Letter Agreement in order to clarify the intended meaning of (i) “change in control” within the meaning of the Letter Agreement, and (ii) other provisions of the Letter Agreement as provided herein;
     NOW, THEREFORE, in consideration of the mutual premises and the covenants herein contained, the Company and the Executive hereby agree to the following amendment to the Letter Agreement to read as follows:
     The seventh paragraph of the Letter Agreement is hereby amended and replaced by the following three paragraphs to read as follows:
     You shall be entitled to a lump sum severance payment from ENSCO of an amount equal to two times the sum of your most recent annual base salary from ENSCO and the target bonus for the current year under the Ensco International Incorporated 2005 Cash Incentive Plan (the “2005 ECIP”), or a successor plan, plus immediate vesting for 20% of the Initial Grants, in the event your employment is involuntary terminated by ENSCO other than by reason of gross negligence, malfeasance, breach of fiduciary duty, or like cause (“For Cause”). ENSCO shall make the severance payment under this paragraph to you not later than the March 15th of the calendar year immediately following the calendar year in which your employment is involuntarily terminated.
     In the event your employment is actually or constructively terminated other than For Cause within two years following a Change in Control of ENSCO, you shall be entitled to (i) a lump sum severance payment from ENSCO of an amount equal to three times the sum of your most recent annual base salary from ENSCO and the target bonus for the current year under the 2005 ECIP, or a successor plan, and (ii) full vesting of all outstanding equity (restricted stock and options) awards.
     For purposes of this Letter Agreement, a “Change in Control” of ENSCO shall mean the occurrence of any of the following events: (a) a change in the ownership of ENSCO, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of ENSCO that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of ENSCO, or (b) a majority of the members of the Board of Directors of ENSCO (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, a Change in Control of ENSCO shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record or beneficial holders of the voting stock of ENSCO immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (i) own all or substantially all of the assets of ENSCO as constituted immediately prior to such transaction or series of transactions, or (ii) are the ultimate parent with direct or indirect ownership of all of the voting stock of ENSCO after such transaction or series of transactions.
     ENSCO shall make the severance payment under this paragraph to you on the date which is the sixth-month anniversary of the date on which your employment actually or constructively terminated. If you become entitled to the severance payment under this paragraph, you shall not be entitled to a severance payment under the immediately preceding paragraph.
     The general and Change in Control severance protection provided under the two immediately preceding paragraphs will have an initial applicability of four years following the commencement of your employment, with annual one-year extensions unless terminated in writing by ENSCO at least one-year prior to the scheduled expiration.
     IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, and the Executive have caused this amendment to the Letter Agreement to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED
/s/ Cary A. Moomjian, Jr.
By: Cary A. Moomjian, Jr.
Its: Vice President

/s/ Daniel W. Rabun
Daniel W. Rabun

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